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                                                                   EXHIBIT 10.21
                                                                   -------------


                                 March 9, 1995


David E. Uren
214 Providence Square
Greenville, South Carolina 29615

Dear David:

As you are aware, Gerber Products Company ("Gerber") is considering the sale of all of the issued and outstanding shares (or all or substantially all of the assets) of its Gerber Childrenswear, Inc. subsidiary ("GCI").

In consideration of; (1) your continuing your employment with GCI through the date of the completion of the divestiture of GCI, whether this is accomplished through a single sale of stock or assets or through multiple sales, and (2) your cooperation and assistance with Gerber and its investment banker in the sale(s), Gerber agrees that upon completion of the divestiture, Gerber will pay you a one-time bonus of $175,000.00. This bonus shall be paid to you by Gerber on the date that Gerber's divestiture of GCI is completed.

This payment is expressly contingent on all of your actions during the sales process being consistent with the objective of selling GCI on a fair and equitable basis to the party best able to pay the highest purchase price. All communications from prospective buyers shall be referred to me; all meetings with prospective buyers shall be scheduled by me or my designate; and no meetings or discussions with prospective buyers shall be held without the presence of a designated Gerber-Corporate representative. Notwithstanding the above, Gerber recognizes that after a binding agreement is signed, it may be necessary for you to meet with the buyer to discuss management responsibilities, compensation, and incentives. Recognizing the above, Gerber agrees that such meeting(s) can occur after signing the agreement without violating this provision provided that I approve such meeting(s) in advance. My approval will not be unreasonably withheld provided the topics are as set forth above, the meetings are reasonable in number and that the timing of the meeting(s) related to the sales process is acceptable to Gerber.

The bonus payment shall be subject to reduction by the amount of any federal, state, or local income, withholding, social security and other taxes, and any other items which may be required or authorized to be deducted by law, if applicable. The payment shall not be considered in determining any benefit calculation or any other payment provided under any plan or program presently or hereafter maintained by GCI, Gerber or any successor of either. This payment shall be payable to you only if Gerber's sale of the issued and outstanding shares (or all or substantially all of the assets) of GCI is completed within one (1) year of the date of this letter, unless we subsequently extend in writing the time within which the payment is payable. If the sale is not consummated as provided above, this bonus arrangement shall automatically terminate and neither party will have any obligation under this arrangement.
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This letter sets forth our entire agreement on the subject of the bonus payment described herein and it supersedes any other discussions, commitments or agreements between us with respect to bonuses relating to the sale of GCI. Our obligation with respect to payment of these bonuses may be modified only by written instrument signed by an authorized officer of Gerber.

In the event that your employment with GCI or any successor company is involuntarily terminated without cause (as caused is defined in the Gerber Products Company Severance Benefits Plan) within three years of the completion of Gerber's sale of GCI or on or before August 24, 1997, whichever is later, you will be provided with the following benefits upon your execution of GCI's Release and Waiver Agreement.

     -    continuation of your annualized base salary for eighteen (18) months,

     - continuation of current medical, dental, and life insurance benefits for eighteen (18) months, and

     - professional outplacement assistance at a firm selected by GCI (and approved by Gerber).

Nothing contained in this letter shall be construed as creating a contract of employment between you and GCI or its successor, as providing you with a right to be continued in the employment of GCI, or as limiting the right of GCI to discharge you with or without cause.

Please signify your receipt and approval of the terms of this letter by signing both letters where indicated below and returning one to me. The other original is for your records.

                                   Sincerely,

                                   /s/ Fred K. Schomer
                                   -------------------
                                   Fred K. Schomer

Agreed to this 18th day of March, 1995.
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/s/ David E. Uren
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David E. Uren